Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”), dated the 14th day of July 2008, is by and between ERIE INDEMNITY COMPANY, a Pennsylvania corporation with its principal place of business at 100 Erie Insurance Place, Erie, Pennsylvania 16530 (the “Company”), and TERRENCE W. CAVANAUGH, currently residing at 35 Brookrace Drive, Mendham, New Jersey 07945 (the “Executive”).

WITNESSETH:

WHEREAS, the Board of Directors of the Company (the “Board of Directors” or the “Board”) has determined that it is in the best interests of the Company to employ the Executive on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Executive desires and is willing to accept employment with the Company on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement, the parties agree as follows:

1. Term. The Company agrees to employ the Executive, and the Executive agrees to serve the Company, pursuant to the terms and subject to the conditions of this Agreement, as President and Chief Executive Officer of the Company, for a term beginning on July 29, 2008 (the “Effective Date”) and ending at 11:59 p.m. Erie time on December 31, 2011, unless earlier terminated pursuant to Section 4 (the “Term”).

2. Authority, Duties and Responsibilities. The Executive’s authority, duties and responsibilities shall be those prescribed by the Company’s By-Laws, as amended from time to time, and by the Board of Directors or a committee of the Board to which the Board has delegated its responsibility, and shall include such authority, duties and responsibilities as customarily attend the office of president and chief executive officer of a company comparable to the Company. The Executive agrees to serve, if elected, as a director of the Company and, if elected or appointed, as a director or officer or both of any subsidiary or affiliate of the Company, with no remuneration beyond that described in Section 3. The Executive shall discharge such duties conscientiously and faithfully and in accordance with law and the Company’s general policies, in each case as in effect from time to time. The Executive shall devote all of his professional time and attention (reasonable absences for vacations and illness excepted) to the business of the Company. The Executive may engage in charitable and community activities, including serving on boards of directors or trustees of and holding other leadership positions in nonprofit organizations, unless the Board of Directors determines that the objectives or requirements of such positions are inconsistent with the interests of the Company or the Executive’s performance of his duties under this Agreement. The Executive shall not act as a director of, or render any other service to, any other for-profit business without the prior written consent of the Board of Directors, whose consent shall not be unreasonably withheld.

3. Compensation. During the Term of this Agreement, the Company shall compensate the Executive as follows for all services rendered to the Company under this Agreement or otherwise:

(a) Salary. During the Term of this Agreement, the Company shall pay to the Executive a base salary at an annual rate at least equal to $700,000 (seven hundred thousand dollars). The Executive Compensation & Development Committee of the Board of Directors (the “Compensation Committee”) shall review the Executive’s base salary annually and, in its discretion, may recommend to the Board an increase in the base salary, taking into account such factors as the Compensation Committee, in its discretion, finds appropriate. The Board shall then have discretion to accept, reject or modify the Compensation Committee’s recommendation. The Executive’s annual base salary shall be payable in equal installments in accordance with the Company’s practice for paying the salaries of its executives.

(b) Incentive Compensation.

(i) 2008 Bonus. For calendar year 2008, as compensation for the Executive’s loss of his bonus opportunity with his former employer, and to reward the Executive for his role after joining the Company in assisting the Company towards achieving its 2008 goals, the Executive shall be entitled to a bonus equal to the greater of (1) $455,000 (four hundred and fifty-five thousand dollars) which equals sixty-five percent (65%) of the annual rate of his base salary as in effect on the Effective Date, or (2) the bonus that would have been payable to him had he actually participated in the Company’s Annual Incentive Plan (“AIP”) effective January 1, 2008 at a target level of sixty-five (65%) of annual base salary. The actual amount of the potential bonus under clause (2) shall be determined by the extent to which the Company achieves in 2008 the performance goals set out in the AIP for 2008. In calculating this bonus, the performance goals for 2008 shall be weighted forty percent (40%) on Statutory Reported Combined Ratio, forty percent (40%) on Increase in Policies in Force and twenty (20%) on achievement of a participant’s individual targeted accomplishments. The Company shall pay the 2008 bonus described in this Section 3(b)(i) to the Executive in 2009, at the time of payment of bonuses under the AIP; provided, however, that the Executive shall not be entitled to any bonus for 2008 under this Section 3(b)(i) should he terminate employment before such payment date without Good Reason (as such term is defined in Section 5(d) of this Agreement).

(ii) AIP. For calendar years after 2008, the Executive shall be entitled to an annual incentive bonus opportunity at the target level of at least sixty-five percent (65%) of annual base salary based on such goals and incentives as the Compensation Committee shall determine under the AIP or a successor to that plan or another arrangement, as determined by the Compensation Committee.

(iii) 2008-2010 Incentive. The Executive shall be entitled to participate in a long term incentive compensation plan similar to the Company’s Long-Term Incentive Plan (“LTIP”) for the three-year performance period beginning in 2008, with a target percentage of eighty-five percent (85%) of annual base salary pro-rated to reflect the period of the Executive’s employment during the three-year performance period. Because the Executive will not be eligible to participate in the LTIP for the 2008-2010 period because he commenced employment with the Company after the last date for eligibility, his long term incentive compensation under this Section 3(b)(iii) will be calculated using the targets, measures and percentages in the LTIP for the 2008-2010 period but be paid outside the LTIP for that period.

(iv) LTIP. For calendar years after 2008, the Executive shall be entitled to participate in the LTIP on such terms as the Compensation Committee shall determine; provided, however, that Executive’s participation in the LTIP for calendar years after 2008 shall be at a target percentage level of at least eighty-five percent (85%) of the Executive’s then current annual base salary.

(c) Employee Benefit Plans. During the Term of this Agreement, the Executive shall be entitled to participate in the employee benefit plans and other employee benefit arrangements made available by the Company from time to time to its executive officers, under the terms and subject to the conditions of such plans and arrangements (including any terms providing for changes in the level of and termination of benefits under such plans and arrangements).

(d) SERP. The Executive shall participate in the Company’s Supplemental Retirement Plan for Certain Members of the Erie Insurance Group Retirement Plan for Employees (the “SERP”). If, upon the termination of his employment with the Company, the Executive does not have a fully-vested interest under both the Erie Insurance Group Retirement Plan for Employees (the “Basic Plan”) and the SERP, then paragraphs (i) through (vi) below shall apply, notwithstanding any contrary provisions of the SERP.

(i) The SERP’s prerequisite that, to be eligible for a Supplemental Retirement Income Benefit (as defined in the SERP), a participant be vested and entitled to receive a benefit under the Basic Plan, shall not apply to the Executive.

(ii) The Executive shall be, as of the day before the termination of his employment with the Company, one hundred percent (100%) vested in his Supplemental Retirement Income Benefit, regardless of the number of his years of service with the Company.

(iii) Subject to paragraph (iv), the Actuarial Equivalent (as defined in the SERP) of the Executive’s Supplemental Retirement Income Benefit shall be paid in a lump sum on the first day of the seventh (7th) calendar month following the termination of his employment with the Company and its subsidiaries, regardless of whether the Executive is eligible for early retirement under the Basic Plan.

(iv) If the Executive dies before the termination of his employment with the Company and is survived by a spouse to whom he is legally married at the time of his death, the eligibility of his surviving spouse for a Supplemental Retirement Income Benefit shall be determined without regard to any provision under the SERP or Basic Plan regarding the Executive’s lack of eligibility for early retirement or his vested status, and the Actuarial Equivalent of any Supplemental Retirement Income Benefit to which the spouse is eligible shall be paid in a lump sum on the first day of the seventh (7th) calendar month following the Executive’s death.

(v) The amount of the Supplemental Retirement Income Benefit payable to the Executive or to his surviving spouse shall be calculated under the terms of the SERP, except as provided by paragraphs (i) through (iv) above, and except further that, in determining the amount of Basic Plan benefit to be used to offset the benefit calculated under the Supplemental Retirement Income Benefit formula, the amount of Basic Plan benefit used shall be the amount that would be payable under the Basic Plan if the Executive had a fully vested interest in his benefit under the Basic Plan, even if the Executive has no such vested interest. To illustrate the provisions of this paragraph (v): If the SERP’s benefit formula (before offsets) for the Supplemental Retirement Income Benefit produces a monthly benefit for the Executive of $1,000 (one thousand dollars) (expressed in the form of a ten-year certain and life annuity payable at age 65), and the monthly benefit accrued by the Executive under the Basic Plan through the termination of his employment is $300 (three hundred dollars) (expressed in the form of a ten-year certain and life annuity payable at age 65), then the Executive’s Supplemental Retirement Income Benefit will be $700 (seven hundred dollars) (expressed in the form of a ten-year certain and life annuity payable at age 65), regardless of the fact that the Executive has no vested interest in his Basic Plan accrued benefit.

(vi) This Section 3(d) shall survive the termination of this Agreement, and the provisions of Section 3(d) with respect to the form and timing of payments of SERP benefits shall continue to apply even if Section 3(d) ceases to be applicable because the Executive becomes fully vested under both the Basic Plan and the SERP.

(e) Restricted Stock Units.

(i) Shares To Be Issued. As compensation for the Executive’s forfeiture of equity compensation from his former employer that was not vested at the time of his departure, the Company shall issue to the Executive a total of 16,000 shares of its Class A Common Stock (“Total Number of Shares”) which had an aggregate market value of approximately $688,000 (six hundred and eighty-eight thousand dollars) based on the closing price of the Company’s Class A Common Stock on July 11, 2008. Those shares shall be issued in accordance with the following schedule, subject to the conditions described in paragraphs (ii) through (iv) below:

Percentage (and Number) of
the Total Number of
Shares to Be Issued	Issue Date
10% (1,600 shs.) 20% (3,200 shs.) 30% (4,800 shs.) 40% (6,400 shs.)	6 months after the Effective Date 1st anniversary of the Effective Date 2nd anniversary of the Effective Date 3rd anniversary of the Effective Date

In the event that, before the third anniversary of the Effective Date, the Executive’s employment with the Company terminates on account of the Executive’s disability pursuant to Section 4(e) or his death pursuant to Section 4(f), or the Executive terminates employment for Good Reason pursuant to Section 4(d), or the Company terminates the Executive’s employment without Cause pursuant to Section 4(a), then the Total Number of Shares remaining to be issued under the schedule shall be issued on the first day of the seventh (7th) calendar month following the termination of employment, to the Executive or, in the case of his death, to the executor or administrator of his estate, subject to paragraph (ii) below.

(ii) Forfeiture Condition. If the Executive terminates employment with the Company without Good Reason pursuant to Section 4(b) or the Company terminates his employment for Cause pursuant to Section 4(c), the Executive shall automatically forfeit his right to that portion of the Total Number of Shares that would otherwise have been issued under paragraph (i) on dates following the date the Executive’s employment terminates.

(iii) Rights Before Issuance. Any time that the Company declares and pays a cash dividend on its Class A Common Stock during the Term of this Agreement, it shall also pay to the Executive an amount equal to such dividend per share multiplied by the number of shares in the Total Number of Shares that have not yet been issued to the Executive, less any required tax withholdings. Other than these payments, the Executive shall have no rights as a shareholder of the Company with respect to any shares of the Company’s Class A Common Stock before the date on which they are issued.

(iv) Restrictions of Transfer. If the shares of the Company’s Class A Common Stock that will be issued to the Executive under Section 3(e)(i) have not been registered with the Securities and Exchange Commission (“SEC”) when issued to the Executive, then such shares may not be transferred, sold or otherwise disposed of in the absence of an effective registration statement with respect to such shares, or an opinion of counsel satisfactory to the Company to the effect that registration with the SEC is not required. Furthermore, to the extent that the Executive is deemed to be an “affiliate” of the Company at the time of any proposed transfer, sale or other disposition by the Executive, as the term “affiliate” is defined in Rule 144 promulgated by the SEC, then the Executive may not transfer, sell or otherwise dispose of such shares unless he first complies with Rule 144 in effecting any such transfer, sale or disposition, or provides the Company with an opinion of counsel satisfactory to the Company to the effect that such compliance is not required. The Company may affix a legend on the certificates for such shares, and place a stop-transfer legend in its stock transfer books, reflecting these restrictions.

(v) Withholding. The Company shall withhold a sufficient number of shares of the Company’s Class A Common Stock from those to be issued to satisfy its tax withholding obligations unless the Executive delivers sufficient funds to the Company to satisfy that obligation.

(f) Perquisites. The Executive shall be entitled to the following perquisites during the Term of this Agreement:

(i) payment of, or reimbursement for, the Executive’s annual membership dues at one country or social club in the Erie, Pennsylvania area and one business club in the Erie, Pennsylvania area,

(ii) payment of, or reimbursement for, any airline travel clubs the Compensation Committee determines are appropriate to facilitate the Executive’s business travel,

(iii) eligibility to fly first-class for business purposes at any time the Executive deems it necessary,

(iv) payment of, or reimbursement for, the expense incurred by the Executive for a complete physical examination every other year, beginning in 2008, and

(v) payment of, or reimbursement for, expenses the Executive incurs during the Term of this Agreement for his personal tax preparation and financial planning, to a maximum of $15,000 (fifteen thousand dollars) for such expenses incurred in calendar year 2009 and $5,000 (five thousand dollars) for such expenses incurred in each subsequent year.

The Company shall make any reimbursements under this subsection as soon as practicable after the Executive submits appropriate evidence of payment, but not later than December 31 of the calendar year following the Executive’s incurring of the expense.

(g) Relocation Program. The Executive shall be entitled to the relocation services and reimbursements regularly offered by the Company to executive officers and as set forth in the letter from the Company to the Executive dated as of the date of this Agreement (the “Offer Letter”).

(h) Reimbursement of Other Relocation-Related Expenses. The Company shall reimburse the Executive in 2008 for the expense he incurs for legal, tax, or other financial planning services in connection with his employment by the Company, to a maximum of twenty thousand dollars ($20,000), upon receipt of appropriate evidence of such expenses.

(i) Expenses. The Company shall reimburse the Executive for reasonable business expenses incurred by the Executive during the Term of this Agreement in accordance with Company policies for business expenses incurred by executive officers as in effect from time to time, provided the Executive properly accounts for such expenses in accordance with the Company policy.

(j) Vacation. Effective sixty (60) days after the Effective Date, the Executive shall be entitled to twenty-five (25) days of vacation annually, subject to the same accrual and carry-over provisions as apply to other executive officers.

4. Termination. The Executive’s employment under this Agreement may be terminated only as provided in this Section 4. The Term of this Agreement shall end upon the termination of the Executive’s employment pursuant to this Section 4 if the termination of employment occurs before December 31, 2011.

(a) By the Company Without Cause. The Company may at any time terminate the Executive’s employment under this Agreement without Cause upon no less than thirty (30) days’ prior written notice to the Executive.

(b) By the Executive Without Good Reason. The Executive may at any time terminate employment under this Agreement without Good Reason upon no less than thirty (30) days’ prior written notice to the Company.

(c) By the Company for Cause. The Company may terminate the Executive’s employment under this Agreement for Cause. In such event, the Company shall give to the Executive prompt written notice (in addition to any notice required by Section 4(c)(i)) specifying in reasonable detail the basis for such termination. For purposes of this Agreement, “Cause” shall mean any of the following:

(i) the Executive’s deliberate and intentional breach of any material provision of this Agreement, which breach the Executive shall have failed to cure within thirty (30) days after Executive’s receipt of written notice from the Company specifying the nature of the Executive’s breach;

(ii) the Executive’s deliberate and intentional engagement in gross misconduct that is materially and demonstrably inimical to the best interests, monetary or otherwise, of the Company; or

(iii) the Executive’s conviction of, or plea of guilty or nolo contendere to, a felony or any crime involving moral turpitude, fraud, deceit, or financial impropriety.

For purposes of this definition, no act, or failure to act, on the Executive’s part shall be considered “deliberate and intentional” unless done, or omitted, by the Executive not in good faith and without reasonable belief that such action or omission was in the best interest of the Company.

(d) By the Executive for Good Reason. The Executive may terminate employment under this Agreement for Good Reason. For purposes of this Agreement, “Good Reason” shall mean the following conduct of the Company, unless the Executive shall have consented to the conduct in writing:

(i) the Company’s material breach of any material provision of this Agreement (including any reduction of the Executive’s base annual salary, AIP target percentage levels or LTIP target percentage levels as set forth in Section 3 of this Agreement);

(ii) the assignment to the Executive of any duties inconsistent in any material respect with the Executive’s position (including any reduction of the Executive’s status and reporting requirements), authority, duties, or responsibilities with the Company as contemplated by Section 2 of this Agreement, or any other action by the Company, including the removal of the Executive from or any failure to reelect or reappoint the Executive to the offices with the Company specified in Section 2 or commensurate offices (other than for Cause) that results in a diminution of the Executive’s authority, duties, position, responsibilities, or status;

(iii) the Company’s relocation of the Executive to a location outside the Erie, Pennsylvania metropolitan area, except for required short-term travel on the Company’s behalf to the extent necessary for the Executive to carry out his normal duties in the ordinary course of business; or

(iv) the Company’s failure to obtain the assumption in writing of its obligations to perform this Agreement by any successor as provided in Section 11 not less than five (5) days prior to a merger, consolidation, or sale as contemplated in Section 11.

However, Good Reason shall not exist with respect to conduct described above unless:

(1) within thirty (30) days after reasonably becoming aware of such conduct, the Executive gives the Board of Directors written notice specifying how the conduct constitutes Good Reason,

(2) the Company does not correct or remedy the conduct within thirty (30) days of receipt of notice from the Executive, and

(3) the Executive gives the Board of Directors written notice of his termination of employment within sixty (60) days after giving the written notice described in clause (1).

(e) Disability. In the event that the Executive shall be unable to perform the Executive’s duties under this Agreement on a full-time basis for a period of one hundred-eighty (180) consecutive calendar days by reason of incapacity due to illness, accident, or other physical or mental disability, with or without reasonable accommodation, then the Company may, at its discretion, terminate the Executive’s employment under this Agreement if the Executive, within ten (10) days after receipt of written notice of termination, shall not have returned to the performance of all of his duties under this Agreement on a full-time basis.

(f) Death. The Executive’s employment under this Agreement shall terminate upon the Executive’s death.

5. Compensation in the Event of Termination.

(a) Termination Without Good Reason; Termination for Cause. In the event that, during the Term of this Agreement, the Executive terminates employment without Good Reason, or the Company terminates the Executive’s employment for Cause, the Company shall have no further obligations under this Agreement beyond the following:

(i) The Company shall pay the Executive’s salary accrued under Section 3(a) through the date of termination and any amount to which he is entitled under the incentive plans and arrangements described in Section 3(b).

(ii) The Company shall reimburse the Executive for expenses incurred through the date of termination, in accordance with Section 3(i).

(iii) The Company shall pay or provide for any benefits, payments, or continuation coverage to which the Executive or his dependents may be entitled under law or the terms and conditions of any Company-sponsored employee benefit plans or arrangements, on account of the Executive’s participation in those plans and arrangements prior to the termination of his employment, in accordance with the terms and subject to the conditions of those plans and arrangements.

(iv) Except in the case of termination for Cause, the Company shall continue to indemnify the Executive in conformance with Section 9.

(v) The Company shall provide for any payments to which the Executive is entitled under Section 3(d).

(b) Good Reason or Without Cause. In the event that, during the Term of this Agreement, the Executive terminates employment with Good Reason, or the Company terminates the Executive’s employment without Cause and not for disability, the Company shall have no further obligations under this Agreement beyond the following:

(i) The Company shall make the payments and provide for the benefits described in Section 3(d)(i) through (v), Section 3(e) and Section 5(a)(i) through (v).

(ii) The Company shall make a lump sum severance payment to the Executive in the amount described below on the first day of the seventh (7th) month following the termination of the Executive’s employment. The severance payment shall be in an amount that is equal to the greater of (1) the aggregate base salary that would be payable to the Executive if this Agreement remained in effect through December 31, 2011, and (2) one year’s base salary, taking into account, in either case, the rate of base salary in effect under Section 3(a) immediately before the termination of the Executive’s employment.

(c) Disability or Death. In the event that, during the Term of this Agreement, the Executive’s employment terminates on account of disability pursuant to Section 4(e) or on account of death pursuant to Section 4(f), the Company shall have no further obligations under this Agreement beyond the following:

(i) The Company shall make the payments and provide for the benefits described in Section 3(d)(i) through (v), Section 3(e) and Section 5(a)(i) through (v).

(d) Executive’s Continuing Obligations. The Executive shall remain bound by the terms of Sections 6, 7 and 8 following the expiration of the Term of this Agreement.

6. Covenants as to Confidential Information and Competitive Conduct. The Executive acknowledges and agrees as follows: this Section 6 is necessary for the protection of the legitimate business interests of the Company; the restrictions contained in this Section 6 with regard to geographical scope, length of term and types of restricted activities are reasonable; the Executive has received adequate and valuable consideration for entering into this Agreement; and the Executive’s expertise and capabilities are such that this obligation and the enforcement of this obligation by injunction or otherwise will not adversely affect the Executive’s ability to earn a livelihood.

(a) Confidentiality of Information and Nondisclosure. The Executive acknowledges and agrees that the Executive’s employment by the Company under this Agreement necessarily involves knowledge of and access to confidential and proprietary information pertaining to the business of the Company and its subsidiaries and affiliates. Accordingly, the Executive agrees that at all times during the Term of this Agreement and at any time thereafter, the Executive will not, directly or indirectly, without the express written approval of the Company, unless directed by applicable legal authority (including any court of competent jurisdiction, governmental agency having supervisory authority over the business of the Company or its subsidiaries and affiliates, or any legislative or administrative body having supervisory authority over the business of the Company or its subsidiaries and affiliates) having jurisdiction over the Executive, disclose to or use, or knowingly permit to be so disclosed or used, for the benefit of himself or any person, corporation, or other entity other than the Company, (i) any information concerning any financial, accounting, actuarial, tax, legal or regulatory matters, customer and agent relationships, competitive status, supplier matters, internal organizational and personnel matters, current or future plans; or other business affairs of or relating to the Company or its subsidiaries and affiliates, (ii) any management, operational, trade, technical, or other secrets or any other proprietary information or other data of the Company or its subsidiaries and affiliates, or (iii) any other information related to the Company or its subsidiaries and affiliates or that the Executive should reasonably believe will be damaging to the Company or its subsidiaries and affiliates that has not been published and is not generally known outside of the Company. The Executive acknowledges that all of the foregoing constitutes confidential and proprietary information that is the exclusive property of the Company.

Notwithstanding the foregoing provisions, if the Executive is required to disclose any such confidential or proprietary information pursuant to applicable legal authority, the Executive shall promptly notify the Company in writing of any such requirement so that the Company may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Section. The Executive shall reasonably cooperate with the Company to obtain such a protective order or other remedy. If such order or other remedy is not obtained prior to the time the Executive is required to make the disclosure, or the Company waives compliance with the provisions of this Section, the Executive shall disclose only that portion of the confidential or proprietary information that counsel advises him he is legally required to so disclose. All records, files, memoranda, reports, customer and agent lists, drawings, plans, documents, and the like that the Executive uses, prepares, or comes into contact with during the course of the Executive’s employment shall remain the sole property of the Company and shall be turned over to the Company upon the termination of the Executive’s employment.

(b) Restrictive Covenants. During the term of, and for a period of one (1) year (the “Restrictive Period”) after the termination of the Executive’s employment under this Agreement for any reason other than Good Reason, the Executive shall not render, directly, or indirectly, services to any person, corporation, or other entity that conducts the same or similar business as the Company or its subsidiaries and affiliates at the date of the Executive’s termination of employment under this Agreement within the states in which the Company or any of its subsidiaries or affiliates is then licensed and doing business at the date of the Executive’s termination of employment under this Agreement without the prior written consent of the Board of Directors, which may be withheld in its discretion. In the event the Executive violates any of the provisions contained in this Section 6(b), the Restrictive Period shall be increased by the period of time from the commencement by the Executive of any violation until such violation has been cured to the satisfaction of the Company. The Executive further agrees that at no time during the Restrictive Period will the Executive attempt to directly or indirectly, on his own behalf or on behalf of another, solicit or hire employees of the Company or its subsidiaries or affiliates or induce any employee of the Company to terminate his or her employment with the Company or any of its subsidiaries or affiliates, or induce any independent insurance agent of the Company to terminate its appointment with the Company or any of its subsidiaries or affiliates.

(c) Company Remedies. The Executive acknowledges and agrees that any breach of this Section 6 will result in immediate and irreparable harm to the Company, and that the Company cannot be reasonably or adequately compensated by damages in an action at law. In the event of a breach by the Executive of the provisions of this Section 6, the Company shall be entitled, to the extent permitted by law, to obtain injunctive relief restraining the Executive from conduct in breach of the covenants contained in this Section 6. Nothing in this Section 6(c) shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach, including the recovery of damages from the Executive.

(d) Survival. The agreements contained in Section 6(a), (b), and (c) shall survive the termination of this Agreement.

7. Resolution of Differences Over Breaches of Agreement. Except as otherwise provided in this Agreement, in the event of any controversy, dispute, or claim arising out of, or relating to, this Agreement, or the breach of this Agreement, or arising out of any other matter relating to the Executive’s employment with the Company, the parties may seek recourse only for temporary or preliminary injunctive relief to the courts having jurisdiction and, if any relief other than injunctive relief is sought, the Company and the Executive agree that such underlying controversy, dispute, or claim shall be settled by arbitration conducted in Erie, Pennsylvania in accordance with this Section 7 and the Commercial Arbitration Rules of the American Arbitration Association (“AAA”). The matter shall be heard and decided, and awards rendered by a panel of three (3) arbitrators (the “Arbitration Panel”). The Company and the Executive shall each select one arbitrator from the AAA National Panel of Commercial Arbitrators (the “Commercial Panel”) and AAA shall select a third arbitrator from the Commercial Panel. The award rendered by the Arbitration Panel shall be final and binding as between the parties and their heirs, executors, administrators, successors, and assigns, and judgment on the award may be entered by any court having jurisdiction. Each party shall bear sole responsibility for all expenses and costs incurred by such party in connection with the resolution of any controversy, dispute, or claim in accordance with this Section 7.

8. Waiver and Release. The Executive acknowledges and agrees that neither the Company nor any of its representatives or agents will be obligated to pay any compensation or benefit that the Executive has a right to be paid or provided to the Executive or the Executive’s dependents pursuant to Section 3(d) and Section 5(b) of this Agreement, unless the Executive, if requested by the Company in its sole discretion, executes a waiver and release in the form attached as Exhibit A to this Agreement.

9. Indemnification. The Company has specifically instructed the Executive not to share with the Company (or any of its subsidiaries or affiliates or any of their respective officers, directors, employees or agents) or to use in any way any confidential or proprietary information belonging to his former employer or any other person, and to abide strictly by any legitimate post-employment covenants to which he is subject. In exchange for Executive’s commitment to strictly abide by these instructions, the Company shall provide the Executive with a legal defense to any claim, action, suit or proceeding threatened or asserted by his former employer that involves an allegation that the Executive violated any post-employment restrictive covenants (a “Covered Action”). The legal defense provided hereunder by the Company shall be with legal counsel reasonably approved by the Executive. The Company shall advance all expenses incurred by the Executive in connection with the investigation, defense, settlement or appeal of a Covered Action. In addition, the Company shall indemnify and hold the Executive harmless for any damages he may incur as a result of a finding that he violated any post-employment restrictive covenants imposed upon him by his former employer, but only to the extent that he did not act intentionally or with reckless disregard in that regard. With respect to any amounts payable to the Executive pursuant to this Section 9 in the form of a reimbursement, the Company shall pay such reimbursement upon receipt of substantiating documentation from the Executive of the damages incurred, but in no event later than the end of the calendar year following the year in which the Executive incurred such damages. The obligations of the Company set forth in this Section 9 shall survive the termination of this Agreement other than a termination for Cause.

10. Waiver. The waiver by either party of any breach by the other party of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach by the other party.

11. Assignment. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company, and the Company shall be obligated to require any successor to expressly acknowledge and assume its obligations under this Agreement. This Agreement shall inure to the benefit of and be enforceable by the Executive or the Executive’s legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. The Executive may not delegate or assign any of his duties, responsibilities, obligations, or positions, or payments or benefits to be received by him, under this Agreement to any person and any such purported delegation and assignment shall be void and of no force and effect.

12. Conformance to Section 409A. The parties intend that this Agreement conform to the requirements of section 409A of the Internal Revenue Code of 1986, as amended, so that there is not, under section 409A, any acceleration of or addition to the federal income taxation of any payment or benefit to be provided under this Agreement, and this Agreement shall be construed accordingly. For the purpose of determining the timing of any payment or benefit to be made in relation to the termination of the Executive’s employment, the term “termination of employment” shall be construed to have the meaning given to the term “separation from service” under section 409A and applicable Treasury Department regulations.

13. Notices. Any notices required or permitted to be given under this Agreement shall be sufficient if in writing, and if personally delivered or when sent by first class certified or registered mail, postage prepaid, return receipt requested – in the case of the Executive, to his residence address as set forth in the Company’s payroll records, and in the case of the Company, to the address of its principal place of business, to the attention of the Chairman of the Board, or in case the Executive is the Chairman of the Board, to the Chairman of the Compensation Committee – or to such other person or at such other address with respect to each party as such party shall notify the other in writing.

14. Construction of Agreement.

(a) Governing Law. This Agreement shall be governed by and construed under the internal laws of the Commonwealth of Pennsylvania without giving effect to its laws on the conflict of laws.

(b) Jurisdiction. Any litigation or legal action or proceeding arising out of or related to this Agreement or Executive’s employment with the Company or termination of such employment must be commenced in either the state or federal courts located in Erie County, Pennsylvania, and each party hereto consents to the subject matter and personal jurisdiction of such courts.

(c) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision.

(d) Headings. The descriptive headings of the several Sections of this Agreement are inserted for convenience of reference only and shall not constitute a part of this Agreement.

15. Entire Agreement. This Agreement, together with the Offer Letter, contains the entire agreement of the parties concerning the Executive’s employment and all promises, representations, understandings, arrangements, and prior agreements on such subject are merged into and superseded by this Agreement. If there are any inconsistencies between the terms of the Offer Letter and this Agreement, the terms of this Agreement shall prevail. The provisions of this Agreement may not be amended except by an agreement in writing signed by the party against whom enforcement of the amendment is sought. No person acting other than pursuant to a resolution of the Board of Directors or the Compensation Committee shall have authority on behalf of the Company to agree to amend any provision of this Agreement or anything in reference to this Agreement or to exercise any of the Company’s rights to terminate this Agreement.

16. Counterparts. This Agreement may be executed by the Company and the Executive and each of their respective witnesses in counterparts, including by facsimile (fax, email or PDF) signature, each of which shall be considered one and the same instrument, and shall become a binding agreement enforceable against each of the parties hereto when one or more counterparts have been signed by and delivered to each party.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its officers thereunto duly authorized, and the Executive has hereunto set his hand all as of the day and year first above written.

ATTEST:	ERIE INDEMNITY COMPANY
/s/ James J. Tanous	By: /s/ Thomas B. Hagen

James J. Tanous	Thomas B. Hagen
Secretary	Chairman of the Board
WITNESS:	EXECUTIVE
/s/ Patricia O. Cavanaugh	/s/ T. W. Cavanaugh

Terrence W. Cavanaugh

EXHIBIT A

TO

EMPLOYMENT AGREEMENT DATED JULY 14, 2008, BY AND BETWEEN ERIE INDEMNITY COMPANY AND
TERRENCE W. CAVANAUGH

Executive’s Waiver and Release Agreement

Effective as of the date hereof, Terrence W. Cavanaugh (the “Executive”), for himself, his heirs, successors and assigns and in consideration of the payments to be made by Erie Indemnity Company (the “Company”) pursuant to either Section 3(d) or Section 5(b) of the Employment Agreement between the Company and the Executive dated July 14, 2008 (the “Employment Agreement”), does hereby forever discharge and release the Company, and its shareholders, subsidiaries, affiliated companies, companies with common management, ownership or control, successors, assigns, insurers and reinsurers, attorneys, and agents, and all of its and their respective officers, directors, shareholders, employees, agents and representatives, in their official and individual capacities (collectively referred to as “Releasees”), from any and all claims, demands, causes of action, damages, charges, complaints, grievances, expenses, compensation and remedies which the Executive now has or may in the future have on account of or arising out of any matter or thing which has happened, developed or occurred before the date hereof (collectively “Claims”), including, but not limited to, all Claims arising from the Executive’s employment with the Company or any of its affiliated companies, the termination of such employment, any and all relationships or dealings between the Executive and the Company or any of the other Releasees, the termination of any such relationships and dealings, and any and all other Claims the Executive may have against the Company or any of the other Releasees, and the Executive hereby waives any and all such Claims including, all charges or complaints that were or could have been filed with any court, tribunal or governmental agency, and any and all Claims not previously alleged, including, but not limited to, any Claims under the following:

(a) Title VII of the Civil Rights Act of 1964, as amended;

(b) the Age Discrimination in Employment Act (ADEA), as amended;

(c) the Federal Employee Retirement Income Security Act of 1974 (ERISA), as amended;

(d) the Americans With Disabilities Act (ADA), as amended;

(e) the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), as amended;

(f) Section 806 of the Sarbanes-Oxley Act of 2002, as amended;

(g) any and all statutes of similar nature or purpose under Pennsylvania law, or the law of any other state, including, but not limited to, the Pennsylvania Human Relations Act, as amended; and

(h) any federal, state or local law, rule, regulation, constitution, executive order or guideline of any description, including, but not limited to, those laws described above, or any rule or principle of equity or common law, or any Claim of defamation, conversion, interference with a contract or business relationship, or any other intentional or unintentional tort, or any Claim of loss of consortium, or any Claim of harassment or retaliation, or breach of contract or implied contract, or breach of covenant of good faith and fair dealing, or any whistle-blower Claim.

This release, discharge and waiver shall be hereinafter referred to as the “Release.”

The Executive specifically understands and agrees that the termination of his employment does not violate or disregard any oral or written promise or agreement, of any nature whatsoever, express or implied. If any contract or agreement of employment exists concerning the employment of the Executive by the Company or the terms and conditions of such employment or the termination of such employment, whether oral or written, express or implied, that contract or agreement (including the Employment Agreement) is hereby terminated and is null and void.

The Executive agrees that this Release may be enforced in federal, state or local court, and before any federal, state or local administrative agency or body.

This Release does not prohibit the Executive from filing an administrative charge of alleged employment discrimination, harassment or retaliation under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans With Disabilities Act or the Equal Pay Act of 1963; however, the Executive represents that he has not to date filed or caused to be filed any such administrative charge, and further agrees that he hereby waives any right to monetary or other recovery should any federal, state or local administrative agency pursue any Claim on his behalf and will immediately request in writing that the Claim or matter on his behalf be withdrawn. Thus by signing this Release, the Executive waives any right he had to obtain a recovery if an administrative agency pursues a Claim against the Company or any of the other Releasees based on any action taken by the Company or any of the other Releasees up to the date of this Release, and that he will have released the Company and the other Releasees of any and all Claims, and the continuing effect of any and all Claims of any nature up to the date of this Release.

This Release does not affect any of the Executive’s vested rights under the Erie Insurance Group Retirement Plan for Employees and the Erie Insurance Group Employee Savings Plan. This Release also does not bar any claim the Executive may have for indemnity in relation to any acts or omissions of the Executive or a claim for coverage under any applicable insurances, in so far as such claims relate to any of the capacities in which the Executive served the Company or each of its subsidiaries and related companies, or as a trustee of any employee benefit trusts or other trusts maintained. Nor does this Release bar any claim relating to enforcement of this Release or the Employment Agreement.

The Executive represents and warrants that the Company has encouraged and advised the Executive, prior to signing this Release, to consult with an attorney of the Executive’s choosing concerning all of the terms of this Release.

This Release may be revoked by the Executive within seven (7) days after the date this Release is signed by the Executive, by giving written notice of revocation to the General Counsel of the Company. This Release shall not become effective or enforceable until the revocation period has expired, and the consideration provided in either Section 3(d) or Section 5(b) of the Employment Agreement shall not be made until after the revocation period has expired with no revocation.

The Executive represents and warrants that the Company has given the Executive a reasonable period of time, of at least twenty-one (21) days, for the Executive to consider all the terms of this Release and for the purpose of consulting with an attorney if the Executive so chooses. If this Release has been executed by the Executive prior to the end of the twenty-one (21) day period, the Executive represents that he has freely and willingly elected to do so.

This Release provides the Executive sums and benefits to which he is not otherwise entitled as an employee of the Company.

In Witness Whereof, the Executive has signed this Release as of the      day of      , 20     .

EXECUTIVE

Terrence W. Cavanaugh

Witnessed By: